Orion Acquisition Corp. II







FOR IMMEDIATE RELEASE: December 12, 2003. Orion Acquisition Corp. II (OTCBB/MTMR) today announced that it has entered into negotiations for a merger with Citadel Media, Inc. The two companies have entered into a non-binding letter of intent with final terms to be reflected in a definitive merger agreement and subject to a number of conditions, including approval by Citadel stockholders and certain regulatory filings. There is no assurance that a merger will be successfully concluded.

In addition, Orion has advanced Citadel $500,000 in anticipation of finalizing the merger, the loan is secured by assets of Citadel and its subsidiaries and will be extinguished without payment in the event of the closing of the proposed merger. In the event the merger is not consummated, the principal and interest is convertible into securities of Citadel under certain circumstances.

Citadel operates a subscription-based sports media network, which provides exclusive content through its affiliate websites, which are targeted to fans of approximately 100 Division 1A universities and NFL, NBA and NHL teams. Citadel also publishes 27 magazines targeted to the same audience. Citadel is a private company operating out of Washington State.

Orion is a development stage company, the business purpose of which is to seek a target company to acquire by combination, consolidation or merger. Orion is not limited to any industry in its search and negotiations for a target company. Orion operates under certain restrictions as a result of its business purpose and size.

The above statements include forward looking statements that involve risks and uncertainties, which are described herein and may be otherwise described in Orion's SEC reports, including Orion's Form 1-KSC for the year ended December 31, 2002 and From 10-QSB for the quarter ended September 30, 2003.

For further information, contact Dyana Marlett, Secretary, Orion Acquisition Corp. II, 401 Wilshire Boulevard, Suite 1020, Santa Monica, California 90401, phone 310-526-5000.

         401 Wilshire Blvd., Suite 1020 o Santa Monica, California 90401
                           310-526-5000 o 310-526-5020